Exhibit 35.22

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA 92705
Attention: Trust Administration—DB13CC

RE:	COMM 2013 - CCRE13 Period: January 1. 2015 to December 31, 2015 (the "Reporting Period")

Annual Compliance Statement

I, Timothy E. Steward, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of December 1, 2013 pertaining to the above-referenced certificates, that:

(i)	a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii)	to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of 3/1/2016

_____________________________________

Timothy E. Steward

President and Managing Director
Prudential Asset Resources, Inc.